UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
Amendment No. 2
To Registration Statement on Form 8-A, dated October 2, 2001

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

TRANSWITCH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1236189
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Enterprise Drive, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class	Name of Each Exchange on Which
To Be So Registered	Each Class Is To Be Registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  _____________ (if applicable)

Securities to be registered pursuant to Section 12 (g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights
$.001 par value
(Title of Class)

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 amends and supplements TranSwitch Corporation’s (the “Registrant”) Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2001, as amended by Amendment No. 1 filed with the Commission on March 1, 2006, in connection with the Registrant's registration of the Series A Junior Participating Preferred Stock Purchase Rights.

Item 1.  Description of Registrant’s Securities to be Registered.

On April 1, 2010, the Registrant’s Board of Directors approved a rights offering to raise funds by issuing a dividend of subscription rights (the “Subscription Rights”) to all of the Registrant’s stockholders (including any permitted transferees of such Subscription Rights, the “Stockholders”) as of a record date, which was subsequently determined to be April 29, 2010 by the Special Committee of the Board of Directors as constituted on April 1, 2010 (the “Special Committee”), to exercise the Subscription Rights at a price, which was determined by the Special Committee to be $2.40 per share, for shares of the Registrant’s common stock, par value $0.001 per share (the “Rights Offering”).

On April 30, 2010, the Registrant entered into Amendment No. 2 (the “Rights Amendment”) to the Rights Agreement, dated as of October 1, 2001, as amended, between the Corporation and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A) as Rights Agent (the “Rights Agreement”).  The Rights Amendment amends certain sections and definitions of the Rights Agreement to render the Rights Agreement inapplicable to the Stockholders as a result of the issuance of Subscription Rights in the Rights Offering.  In all other respects, the Rights Agreement remains in full force and effect. A copy of the Rights Amendment is attached hereto as Exhibit 4.03 and is incorporated herein by reference.  The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to such Exhibit 4.03.

Reference is made to the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in the Registrant’s Form 8-A filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on October 2, 2001, which is incorporated herein by reference.

Item 2.	Exhibits.

3.01
Amended Certificate of Designation of Series A Junior Participating Preferred Stock of TranSwitch Corporation (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on November 23, 2009 and incorporated herein by reference).*

4.01
Rights Agreement dated as of October 1, 2001, between TranSwitch Corporation and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.) as Rights Agent, dated as of October 1, 2001 (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A as filed with the Commission on October 2, 2001 and incorporated herein by reference).*

4.02
Amendment No. 1 to Rights Agreement between TranSwitch Corporation and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.), dated as of February 24, 2006 (Filed as Exhibit 4.01 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2006 and incorporated herein by reference).*

4.03	Amendment No. 2 to Rights Agreement between TranSwitch Corporation and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.), dated as of April 30, 2010 (Filed herewith).

*
Not filed herewith.  In accordance with Rule 12b-32 promulgated pursuant to the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 30, 2010	TRANSWITCH CORPORATION

	By:	/s/ Robert A. Bosi
Robert A. Bosi
Vice President and Chief Financial Officer